                                 Exhibit 5.1


October 4, 1995


SunTrust Banks, Inc.
25 Park Place, NE
Atlanta, Georgia 30303

Ponte Vedra Banking Corporation
P.O. Box 1754
Ponte Vedra Beach, Florida 32004

     Re: Federal Income Tax Consequences of Merger of Ponte Vedra Banking Corporation with and into Sun Banks, Inc., a Wholly Owned Subsidiary of SunTrust Banks, Inc.

Ladies and Gentlemen:

          We have acted as tax counsel to SunTrust Banks, Inc. ("SunTrust") in connection with the merger (the "Merger") of Ponte Vedra Banking Corporation ("Ponte Vedra") with and into Sun Banks, Inc., a wholly owned subsidiary of SunTrust ("Sun Banks"), pursuant to the Agreement and Plan of Reorganization dated as of August 31, 1995 (the "Agreement") by and among SunTrust, Sun Banks and Ponte Vedra. In our capacity as SunTrust's tax counsel, you have requested our opinion regarding certain of the federal income tax consequences of the Merger.

          We understand that our opinion will be referred to in the Proxy Statement-Prospectus (the "Proxy Statement") that forms part of the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Merger. We hereby consent to such use of our opinion.

          All capitalized terms used herein without definition have the respective meanings specified in the Proxy Statement.

                     INFORMATION RELIED ON

          In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Agreement and the Proxy Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of SunTrust and Ponte Vedra. Nevertheless, we have not yet obtained written certificates from SunTrust or Ponte Vedra to verify certain relevant facts that have been represented to us or that we have assumed in rendering this opinion. Before rendering our opinion regarding federal tax consequences at the closing of the Merger, we anticipate that we will obtain such written certificates and will attach them as exhibits to our tax opinion delivered at the closing of the Merger.

          Based upon the aforementioned information, we have assumed that the following statements are true on the date hereof and will be true at the time of the Merger:

          (1) The Merger will be consummated in compliance with the material terms of the Agreement and none of the material terms and conditions therein have been waived or modified and neither SunTrust, Sun Banks, nor Ponte Vedra has any plan or intention to waive or modify any such material term or condition.

          (2) The fair market value of the SunTrust Common Stock and other consideration received by each Ponte Vedra Shareholder will be approximately equal to the fair market value of the Ponte Vedra Common Stock surrendered in the Merger.

          (3) There is no plan or intention by the Ponte Vedra Shareholders who own one percent or more of the Ponte Vedra Common Stock, and to the best of the knowledge of the management of Ponte Vedra, there is no plan or intention on the part of the remaining Ponte Vedra Shareholders to sell, exchange, or otherwise dispose of a number of shares of SunTrust Common Stock received in the Merger that would reduce the Ponte Vedra Shareholders' ownership of SunTrust Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding Ponte Vedra Common Stock as of the same date. For purposes of this representation, shares of Ponte Vedra Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of SunTrust Common Stock will be treated as outstanding
Ponte Vedra Common Stock on the date of the Merger. Moreover, shares of Ponte Vedra Common Stock and shares of SunTrust Common Stock held by Ponte Vedra Shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

          (4) Following the Merger, Sun Banks will hold at least 90 percent of the fair market value of Ponte Vedra's net assets and at least 70 percent of the fair market value of Ponte Vedra's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Ponte Vedra to dissenters, amounts paid by Ponte Vedra to Shareholders who receive cash or other property, and amounts used by Ponte Vedra to pay reorganization expenses will be included as assets of Ponte Vedra held immediately prior to the Merger.

          (5) SunTrust will not take any action immediately subsequent to the Merger that will cause Sun Banks to hold less than 90 percent of the fair market value of Ponte Vedra's net assets and less than 70 percent of the fair market value of Ponte Vedra's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Ponte Vedra to dissenters, amounts paid by Ponte Vedra to Shareholders who receive cash or other property, amounts used by Ponte Vedra to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Ponte Vedra will be included as assets of Ponte Vedra held immediately prior to the Merger.

          (6) Prior to the Merger, SunTrust will own all of the outstanding shares of stock of Sun Banks.

          (7) Sun Banks has no plan or intention to issue additional shares of its stock that would result in SunTrust owning less than 80 percent of the total combined voting power of all classes of Sun Banks stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Sun Banks stock.

          (8) SunTrust has no plan or intention to cause Sun Banks to issue additional shares of Sun Banks stock that would result in SunTrust owning less than 80 percent of the total combined voting power of all classes of Sun Banks stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Sun Banks stock.

          (9) SunTrust has no plan or intention to reacquire any of the shares of SunTrust Common Stock issued in the Merger.

          (10) SunTrust has no plan or intention to liquidate Sun Banks; to merge Sun Banks with and into another corporation; to sell or otherwise dispose of any of the capital stock of Sun Banks; or to cause Sun Banks to sell or otherwise dispose of any of its assets or any of the assets acquired from Ponte Vedra, except for dispositions made in the ordinary course of business or transfers of assets to a corporation in which Sun Banks owns stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of such corporation.

          (11) The liabilities of Ponte Vedra assumed by Sun Banks and the liabilities to which the transferred assets of Ponte Vedra are subject were incurred by Ponte Vedra in the ordinary course of its business.

          (12) Following the Merger, Sun Banks will continue the historic business of Ponte Vedra or use a significant portion of Ponte Vedra's business assets in a business.

          (13) Each of SunTrust, Sun Banks, and Ponte Vedra will pay all expenses incurred by it or on its behalf in connection with the Merger. The Shareholders of Ponte Vedra will pay their expenses, if any, incurred in connection with the Merger.

          (14) There is no intercorporate indebtedness existing between SunTrust and Ponte Vedra or between Sun Banks and Ponte Vedra that was or will be issued, acquired, or settled at a discount.

          (15) No stock of Ponte Vedra will be issued in the Merger.

          (16) Neither Ponte Vedra, SunTrust, nor Sun Banks is a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and 80 percent or more of the value of whose total assets are assets held for investment. For purposes of the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded, and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary for purposes of this paragraph if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

          (17) On the date of the Merger, the fair market value of the assets of Ponte Vedra will equal or exceed the sum of the liabilities assumed by Sun Banks, plus the amount of liabilities, if any, to which the transferred assets are subject.

          (18) Ponte Vedra is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

          (19) None of the compensation received by any shareholder-employees of Ponte Vedra in contemplation of or as a result of the Merger will be separate consideration for, or allocable to, any of their shares of Ponte
Vedra Common Stock; none of the shares of SunTrust Common Stock received by any shareholder-employees of Ponte Vedra pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees pursuant to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          (20) The payment of cash in lieu of fractional shares of SunTrust Common Stock is solely for the purpose of avoiding the expense and inconvenience to SunTrust of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Ponte Vedra Shareholders instead of issuing fractional shares of SunTrust Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the Ponte Vedra Shareholders in exchange for their shares of Ponte Vedra Common Stock. The fractional share interests of each Ponte Vedra Shareholder will be aggregated and no Ponte Vedra Shareholder will receive cash in lieu of a fractional share interest in an amount equal to or greater than the value of one full share of SunTrust Common Stock.

                               OPINION

       Based on the foregoing, it is our opinion that:

          (1) The Merger will constitute a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code;

          (2) The exchange in the Merger of Ponte Vedra Common Stock for SunTrust Common Stock will not give rise to gain or loss to the Ponte Vedra Shareholders; and

          (3) The discussion in the Proxy Statement under the heading "The Merger--Certain Federal Income Tax Consequences," accurately summarizes the material federal income tax consequences of the Merger to Ponte Vedra Shareholders.

               The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information and certificates that we have obtained, and the statements set out herein that we have assumed to be true on the day hereof and at the time of the Merger. Our opinion cannot be relied upon if any of the material facts contained in such documents, in such certificates, or in any such additional information are, or later become, inaccurate or if any of the material statements set out herein are, or later become, inaccurate. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Merger.

                        Very truly yours,


                         KING & SPALDING